WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                   Senior Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


   WERNER ENTERPRISES REPORTS IMPROVED OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, April 18, 2005:
-------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported improved operating revenues and earnings for the first quarter ended March 31, 2005.

      Operating revenues increased 18% to $455.3 million compared to $386.3 million in first quarter 2004. Net income increased 28% to $19.9 million compared to $15.6 million in first quarter 2004. Earnings per share for first quarter 2005 were $.25 per share, or 29% higher than the $.19 per share earned in first quarter 2004.

      "I am pleased to report another excellent quarter," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "Our Werner Enterprises operating model and the outstanding contributions of our drivers, owner-operators, and non-driver employees produced record results. Compared to the abnormally strong freight and pricing market in first quarter 2004, demand for our services and pricing remained strong in first quarter 2005. For the first few weeks of April, freight demand is solid and is trending consistent with normal seasonal freight volumes."

      Revenue per total mile, excluding fuel surcharges, continued to steadily improve on a year-over-year basis with a 7.3% increase in first quarter 2005. The ongoing support of our partner customers who agreed to contractual rate increases in third and fourth quarter 2004 contributed to the pricing improvement. Their commitment to Werner
Enterprises is sincerely appreciated and helps our Company offset inflationary cost increases such as driver pay, fuel, truck engines, tolls, and other costs.

      Historically, our freight demand in first quarter is significantly weaker than the previous fourth quarter due to the seasonal decline from the peak retail season in fourth quarter. However, the decline from fourth quarter 2004 to first quarter 2005 was less significant due to the increasing stability of our freight base and the strength of our customer relationships. For example, our dedicated fleet has grown to almost 40% of our total truck fleet which helps produce more consistent results. In addition, our Value Added Services business generates additional freight opportunities, which tends to level out freight volumes from quarter to quarter and soften seasonal fluctuations.

     The driver recruiting market continues to be extremely challenging. By placing more emphasis on training drivers, increasing the frequency of driver home time, providing drivers with a newer truck, and maximizing driver productivity within the federal hours of service regulations, Werner is obtaining an adequate number of drivers to maintain its current fleet size. However, the supply of qualified truck drivers in our industry remains visibly constrained due to alternative jobs that are becoming available with an improved economy and stagnant demographic growth for the industry's targeted driver base over the next several years. Werner expects the tight driver market will make it very difficult for truckload carriers, both large and small, to add meaningful truck capacity in the near future. To provide customers with additional capacity in this tight driver market, Werner is growing its non-asset based Value Added Services (VAS) division.

      Fuel prices (excluding fuel taxes) rose sharply in the latter part of February and throughout March 2005. Fuel averaged 45 cents a gallon, or 44%, higher in first quarter 2005 than in first quarter 2004. Sequentially, fuel prices in first quarter 2005 were just two cents a gallon higher than in fourth quarter 2004. In fourth quarter 2004, fuel prices were abnormally high in October and declined by 17% from October to December. In first quarter 2005, fuel prices were lower in January but climbed 22% from January to March. Fuel expense, after considering fuel surcharge collections and the cost impact of owner-operator fuel reimbursements (which is included in rent and purchased transportation expense) and lower miles per gallon due to the new truck engines, had a one cent negative impact on earnings per share in first quarter 2005 compared to first quarter 2004. The strength of the Company's fuel surcharge  programs  helped to limit the impact to  first  quarter  2005 earnings.

      Fuel prices in the first eighteen days of April 2005 averaged 55 cents a gallon, or 49%, higher than average fuel prices for second quarter 2004. Assuming fuel prices remain at today's price levels throughout the remainder of second quarter 2005, the negative impact of fuel expense on earnings for second quarter 2005 compared to second quarter 2004 is estimated to be in the range of approximately two to three cents per share. This expected earnings impact is lessened due to the fact that in second quarter 2004 fuel prices were increasing and there was a temporary fuel price spike in the western United States. Both of these items reduced earnings in second quarter 2004.

      Werner's fuel surcharge program is designed to recoup the higher cost of fuel from customers when fuel prices rise and automatically provide Werner customers with the benefit of lower costs when fuel prices decline. Werner is not pricing the higher cost of fuel in its base per-mile rates to customers, since this approach does not result in lower costs to customers when fuel prices decline.

     The average age of the Company's truck fleet declined to 1.54 years as of March 2005. The percentage of the Company truck fleet with post-October 2002 engines increased from 47% as of December 2004 to 59% as of March 2005. It is the Company's intention to continue to keep its fleet as new as possible, in advance of the federally mandated engine emission standards, which are required for all newly manufactured trucks beginning in January 2007. In addition, all truckload carriers will be required to use new ultra-low sulfur fuel for all of the existing trucks in their fleet beginning in mid-2006. Preliminary estimates are that the new ultra-low sulfur fuel will cause an approximate 1% to 3% decline in fuel miles per gallon than current fuel. To gain a better understanding of the impact of these items, the Company recently received a few January 2007 compliant test engines that the Company will operate using the ultra-low sulfur fuel.

      The Company's non-asset based VAS division continued its excellent growth in revenues and improved operating income. VAS revenues rose 50% and operating income increased 115%.


Value Added Services (amounts in 000's)          1Q05                1Q04
---------------------------------------    ----------------    ----------------
Revenues                                   $50,160   100.0%    $33,367   100.0%
Gross margin                                 4,994    10.0       3,126     9.4
Operating income                             1,993     4.0         929     2.8


      Werner's expansion of its VAS service offerings assists customers by providing needed capacity while driving cost out of their freight system. The Company's VAS business operates with a lower operating income percentage, but is realizing a substantially higher return on assets than the more capital-intensive truckload business due to the lower equipment investment. A comparison of the Company's truckload and VAS operating ratios for first quarter 2005 and 2004 is shown below.


Operating Ratios                             1Q05        1Q04       Difference
----------------                            ------      ------      ----------
Truckload Transportation Services            92.2%       93.1%        (0.9)%
Value Added Services                         96.0        97.2         (1.2)


      Higher fuel prices and higher fuel surcharge collections have the effect of increasing the Total Company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratio for first quarter 2005 and first quarter 2004 would be 91.4% and 92.7%, respectively, if the fuel surcharge revenues are excluded from revenues and netted against operating expenses.

     Gains on sales of revenue equipment, primarily trucks, are reflected as a reduction of Other Operating Expenses in the Company's income statement and were $4.5 million in first quarter 2005 compared to $1.6 million in first quarter 2004. Gains on sales increased due to increased unit sales of trucks as the Company is attempting to keep its fleet as new as possible and due to $1.3 million of pre-sale repair expenses of revenue equipment being included in Other Operating Expenses in first quarter 2004. In first quarter 2005 these similar repair expenses are included in Supplies and Maintenance. Werner Enterprises' wholly-owned subsidiary, Fleet Truck Sales, is one of the largest domestic class 8 truck sales companies in the United States. Fleet Truck Sales will be adding its 17th truck sales location during second quarter 2005. The Company's goal is to sell a majority of its used equipment through its Fleet Truck Sales network.

       The   Company's   financial  position  remains  strong.    Werner
Enterprises is debt-free and has no truck or trailer operating leases and, therefore, has no off-balance sheet debt. Stockholders' equity has grown to $793.0 million, or $9.99 per share.

     The Company's continuing goal is to improve its annual operating margin to 10% or better before increasing the Company's fleet growth rate, assuming an adequate supply of drivers is available.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of        Quarter       % of
                              Ended      Operating      Ended      Operating
                             3/31/05     Revenues      3/31/04     Revenues
                             --------    ---------     --------    ---------
Operating revenues           $455,262        100.0     $386,280        100.0
                             --------    ---------     --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 140,222         30.8      133,312         34.5
   Fuel                        67,628         14.9       45,752         11.9
   Supplies and maintenance    38,747          8.5       32,894          8.5
   Taxes and licenses          28,778          6.3       27,512          7.1
   Insurance and claims        23,200          5.1       19,507          5.0
   Depreciation                39,637          8.7       34,985          9.1
   Rent and purchased
     transportation            82,567         18.1       63,150         16.4
   Communications and
     utilities                  5,442          1.2        4,548          1.2
   Other                       (3,796)        (0.8)        (239)        (0.1)
                             --------    ---------     --------    ---------
      Total operating
        expenses              422,425         92.8      361,421         93.6
                             --------    ---------     --------    ---------
Operating income               32,837          7.2       24,859          6.4
                             --------    ---------     --------    ---------

Other expense (income):
   Interest expense                 4          0.0            2          0.0
   Interest income               (965)        (0.2)        (535)        (0.1)
   Other                           27          0.0           37          0.0
                             --------    ---------     --------    ---------
      Total other expense
        (income)                 (934)        (0.2)        (496)        (0.1)
                             --------    ---------     --------    ---------

Income before income taxes     33,771          7.4       25,355          6.5
Income taxes                   13,850          3.0        9,787          2.5
                             --------    ---------     --------    ---------
Net income                    $19,921          4.4      $15,568          4.0
                             ========    =========     ========    =========

Diluted shares outstanding     80,824                    81,357
                             ========                  ========
Diluted earnings per share       $.25                      $.19
                             ========                  ========


                                   OPERATING STATISTICS
                                 (Quarter Ended March 31)
                               1Q05      % Change        1Q04
                             --------    ---------     --------
Trucking revenues, net of
  fuel surcharge (1)         $357,866       8.5%       $329,733
Trucking fuel surcharge
  revenues (1)                 40,936     127.8%         17,971
Non-trucking revenues,
  including VAS (1)            53,677      48.1%         36,253
Other operating revenues (1)    2,783      19.8%          2,323
                             --------                  --------
     Operating revenues (1)  $455,262      17.9%       $386,280
                             ========                  ========

Average monthly miles per
  tractor                       9,932      (1.0)%        10,034
Average revenues per total
  mile (2)                     $1.393       7.3%         $1.298
Average revenues per loaded
  mile (2)                     $1.579       7.4%         $1.470
Average percentage of empty
  miles                         11.77%      0.7%          11.69%
Average trip length in
  miles (loaded)                  573      (1.2)%           580
Total miles (loaded and
  empty) (1)                  256,846       1.1%        253,952
Average tractors in service     8,620       2.2%          8,436
Average revenues per
  tractor per week (2)         $3,193       6.2%         $3,007
Capital expenditures, net (1) $77,038                   $32,421
Cash flow from operations (1) $65,032                   $59,508
Return on assets (annualized)     6.4%                      5.5%
Total tractors (at quarter
  end)
     Company                    7,720                     7,495
     Owner-operator               930                       930
                             --------                  --------
          Total tractors        8,650                     8,425

Total trailers (at quarter
  end)                         23,710                    22,960


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                    BALANCE SHEET DATA
                                           (In thousands, except share amounts)


                                          3/31/05                 12/31/04
                                        -----------              -----------
                                        (Unaudited)

ASSETS

Current assets:
   Cash and cash equivalents                $96,058                 $108,807
   Accounts receivable, trade, less
     allowance of $8,469 and $8,189,
       respectively                         187,609                  186,771
   Other receivables                         10,922                   11,832
   Inventories and supplies                  10,146                    9,658
   Prepaid taxes, licenses
     and permits                             11,988                   15,292
   Current deferred income
     taxes                                   17,538                        -
   Other current assets                      19,791                   18,896
                                        -----------              -----------
      Total current assets                  354,052                  351,256
                                        -----------              -----------

Property and equipment                    1,435,965                1,374,649
Less - accumulated depreciation             532,307                  511,651
                                        -----------              -----------
      Property and equipment, net           903,658                  862,998
                                        -----------              -----------

Other non-current assets                     13,415                   11,521
                                        -----------              -----------

                                         $1,271,125               $1,225,775
                                        ===========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                         $47,349                  $49,618
   Insurance and claims accruals             61,191                   55,095
   Accrued payroll                           18,215                   19,579
   Income taxes payable                      40,200                      475
   Current deferred income taxes                  -                   15,569
   Other current liabilities                 18,120                   17,230
                                        -----------              -----------
      Total current liabilities             185,075                  157,566
                                        -----------              -----------

Insurance and claims accruals,
  net of current portion                     86,301                   84,301

Deferred income taxes                       206,746                  210,739

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     79,410,733 and 79,197,747 shares
       outstanding, respectively                805                      805
   Paid-in capital                          105,631                  106,695
   Retained earnings                        708,176                  691,035
   Accumulated other comprehensive loss        (910)                    (861)
   Treasury stock, at cost; 1,122,803
     and 1,335,789 shares, respectively     (20,699)                 (24,505)
                                        -----------              -----------
      Total stockholders' equity            793,003                  773,169
                                        -----------              -----------
                                         $1,271,125               $1,225,775
                                        ===========              ===========


       Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,650 trucks and 23,710 trailers.

     Last Friday, Werner announced that it launched a redesigned website which features expanded information and improved functionality. In addition to the redesign, Werner unveiled a website dedicated to its VAS division which enhances service to both VAS carriers and VAS customers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.